RELIASTAR
LIFE INSURANCE COMPANY	Minimum Guaranteed
OF NEW YORK	Withdrawal Benefit Rider
A Stock Company	With Reset Option
(HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Minimum Guaranteed Withdrawal Benefit Rider (this “Rider”) is attached is hereby modified by the provisions of this Rider. The Rider's provisions shall control when there is a conflict between this Rider and the Contract. Any capitalized terms not defined in this Rider shall have the meaning given to them in the Contract.

This Rider permits withdrawals up to a specified amount annually that are guaranteed until the death of the last Active Spouse (as defined below) and may provide for guaranteed payments in the event the Contract’s Accumulation Value is reduced to zero, subject to the Rider’s terms, conditions and limitations. Benefits provided and charges made under the terms and conditions of this Rider are described below. This Rider will remain in effect until terminated under the conditions described below.

IMPORTANT TERMS

An Active Spouse is the person/people upon whose life and age Rider benefits are determined. On the Rider Date, there must be two Active Spouses who are married to each other and are either joint Owners or one Active Spouse is an Owner and the other is the sole primary Beneficiary. In order for an Active Spouse to maintain status as an Active Spouse, all of the following conditions must be met:

Once a person loses status as an Active Spouse, the person may not regain status as an Active Spouse. No person can become an Active Spouse after the Rider Date. The Owner, in the case of single ownership, may request that an Active Spouse no longer be deemed an Active Spouse by providing us notice at our Customer Service Center in a form satisfactory to us. In the case of custodial ownership, the custodial beneficiary will be deemed to be the sole primary Beneficiary for purposes of this Rider. As used in this definition, “married” has the meaning given to it under federal law.

The Contract means the Contract to which this Rider is attached.

The term Credit is defined in the Contract or its Riders and Endorsements. If not defined in the Contract or its Riders and Endorsements, the Credit shall be zero.

An Excess Withdrawal is an amount equal to the excess of the total Partial Withdrawals in a Contract Year over the then current MAW.

The Growth Phase is the period of time beginning on the Rider Date and ending on the last Business Day immediately preceding the beginning of the Withdrawal Phase.

The Reset Waiting Period is the minimum period of time required between each election of the MGWB Reset Option. The Reset Waiting Period is shown in the Contract Schedule.

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The Withdrawal Phase begins as of the date of the first Partial Withdrawal under the Contract, other than withdrawals requested by the Owner for the payment of advisory fees to a registered investment advisor for advice provided on the selection and ongoing management of the funds underlying the Contract, or the Annuity Commencement Date, whichever occurs first. No additional Premium Payments are allowed under the Contract during the Withdrawal Phase. We may, however, at our sole discretion, waive this limitation. Any such waiver will apply to all issues of this Rider on a nondiscriminatory basis.

The Maximum Annual Withdrawal or MAW is the maximum Accumulation Value that can be withdrawn from the Contract in any Contract Year without reducing the Rider benefit guarantees in future Contract Years.

The Rider Date is the date this Rider becomes effective. The Rider Date is the same as the Contract Date unless a different Rider Date is shown in the Contract Schedule.

INVESTMENT OPTION CLASSIFICATIONS

Accepted Funds, applicable to this Rider and existing on the Rider Date, are defined in the Contract Schedule. We may classify newly available investment options as Accepted Funds. We may reclassify an existing investment option as an Accepted Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

Non-Accepted Funds, applicable to this Rider and existing on the Rider Date, are all investment options designated as Fixed Allocation Funds or Other Funds.

Fixed Allocation Funds, applicable to this Rider and existing on the Rider Date, are defined in the Contract Schedule. We may classify newly available investment options as Fixed Allocation Funds. We may reclassify an existing investment option as a Fixed Allocation Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

Other Funds, applicable to this Rider and existing on the Rider Date, are any investment options not designated as Accepted Funds or Fixed Allocation Funds. We may classify newly available investment options as Other Funds. We may reclassify an existing investment option as an Other Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change. As discussed below in the “MGWB Rebalancing” section, Other Funds are subject to restrictions as to amounts which may be invested or transferred into such divisions.

GUARANTEED WITHDRAWAL STATUS

On the Rider Date, this Rider is placed in Guaranteed Withdrawal Status. During Guaranteed Withdrawal Status, the Rider may be in the Growth Phase or the Withdrawal Phase. While in Guaranteed Withdrawal Status, the benefits provided under the Contract continue and the Rider guarantees that an amount equal to the MAW (as calculated below) will be available for withdrawal each Contract Year, subject to certain conditions. Guaranteed Withdrawal Status will be maintained while all of the following conditions exist:

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MGWB Base Definition

The MGWB Base is calculated only during the Growth Phase for the purpose of determining the initial MAW. Thereafter, the MGWB Base has no value. If this Rider is effective as of the Contract Date, the initial MGWB Base is the Initial Premium Payment plus any Credits, if applicable. If this Rider is added to the Contract after the Contract Date, the initial MGWB Base is equal to the Contract’s Accumulation Value on the Rider Date. Thereafter, the MGWB Base is calculated during the Growth Phase as follows:

(1)	On any Ratchet Date, the MGWB Base equals the greater of:

	A.	The MGWB Base on the previous Ratchet Date plus Premium Payments made and any Credits applied since the last Ratchet Date; or

	B.	The current Contract Accumulation Value.

(2)	On any other date, the MGWB Base equals:

	A.	The MGWB Base on the previous Ratchet Date; plus

	B.	Premium Payments made and Credits applied since the last Ratchet Date.

For the purpose of MGWB Base calculations on and prior to the first Ratchet Date following the Rider Date only, the Rider Date shall be deemed to be the previous Ratchet Date. Ratchet Dates are defined in the Contract Schedule.

Maximum Annual Withdrawal Calculation

The initial MAW is set equal to (1) multiplied by the greater of (2) or (3) as of the last day of the Growth Phase where:

Thereafter, the MAW will be recalculated at the time of each Excess Withdrawal or at the time you exercise the MGWB Reset Option as described in the “Treatment of Partial Withdrawals” and “MGWB Reset Option” provisions, below. Once it is determined on the last day of the Growth Phase, the MAW Percentage will not change.

Treatment of Partial Withdrawals

Total Partial Withdrawals in any Contract Year not exceeding the then current MAW will not impact the MAW. However, an Excess Withdrawal will immediately reduce the MAW on a pro-rata basis. The proportion of the reduction of the MAW will equal:

A

{B – (C – A)}

Where: A is the amount of the Excess Withdrawal; B is the Contract’s Accumulation Value immediately prior to the withdrawal; and C is the total amount of the current Partial Withdrawal. This means the MAW is reduced by the same percentage that the Accumulation Value is reduced by the Excess Withdrawal, rather than by the dollar amount of the Excess Withdrawal.

For the purpose of determining whether the MAW has been exceeded, any applicable Surrender Charges or recapture of Credits will not be applied to the Partial Withdrawal. However, for the purpose of determining the MAW reduction after an Excess Withdrawal, any applicable Surrender Charges and recapture of Credits are considered part of the Partial Withdrawal.

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If the Contract is a qualified Contract, Partial Withdrawals taken from this Contract to satisfy the required minimum distribution rules of the Internal Revenue Code of 1986, as amended (the “RMD”), that exceed the MAW for a specific Contract Year, will not be deemed Excess Withdrawals in that Contract Year, subject to the following rules:

(1)	If the Owner’s RMD for any calendar year, applicable to this Contract, is greater than the MAW, an additional withdrawal amount will be set to be equal to that portion of the RMD that exceeds the MAW (the “Additional Withdrawal Amount”). Otherwise, the Additional Withdrawal Amount will be set to zero.

(2)	Any Partial Withdrawals taken in a Contract Year will count first against the MAW for that Contract Year.

(3)	Once the MAW for the then current Contract Year has been taken, additional amounts withdrawn in excess of the MAW will count against and reduce any Additional Withdrawal Amount and are not considered Excess Withdrawals.

(4)	Partial Withdrawals that exceed the Additional Withdrawal Amount are Excess Withdrawals and will reduce the MAW on a pro-rata basis, as described above in this section.

(5)	The Additional Withdrawal Amount is set to zero at the end of each calendar year, and remains at zero until it is recalculated the following calendar year. The Additional Withdrawal Amount, when recalculated, will not include your RMD for a calendar year, or any portion thereof, that may otherwise be taken after that calendar year’s end.

Unless specifically stated otherwise in this Rider, any provisions in the Contract establishing required minimum value remaining after a Partial Withdrawal are superseded and replaced by the provisions of this Rider.

Partial Withdrawals requested by the Contract Owner for the sole purpose of the payment of advisory fees to a registered investment advisor, for advice provided on the selection and ongoing management of the funds underlying the Contract will not cause the Growth Phase to end and the Withdrawal Phase to begin. During the Growth Phase these Partial Withdrawals reduce the MGWB Base on a pro-rata basis. During the Withdrawal Phase these Partial Withdrawals are handled the same as any other Partial Withdrawal.

Pro-rata Partial Withdrawal adjustments may be greater or less than dollar-for-dollar Partial Withdrawal adjustments and may therefore reduce the MGWB Base more or less quickly. Pro-rata Partial Withdrawal adjustments will be greater or less than dollar-for-dollar Partial Withdrawal adjustments if the Accumulation Value prior to the Partial Withdrawal is less or greater than the MGWB Base.

MGWB Reset Option

At any time while this Rider is in the Withdrawal Phase, you may elect to reset the MAW (the “MGWB Reset Option”), subject to the following:

Upon receipt of your notice, the MAW will increase to equal the MAW Percentage times the Contract’s then current Accumulation Value. No reset will be allowed to occur that would reduce the MAW.

If the MGWB Reset Option is exercised, we may, at our sole discretion, increase the MGWB Charge (as defined below) to equal the charge then in effect for new Riders issued. However, the MGWB Charge will never exceed the Maximum MGWB Charge as shown in the Contract Schedule. We also guarantee that the MGWB Charge will not increase for any reset exercised during the Reset Charge Lock Period as shown in the Contract Schedule.

We may, from time to time and at our discretion, permit the exercise of the MGWB Reset Option only on Contract Anniversaries.

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MGWB Rebalancing

If, on any MGWB Rebalancing Date (as defined below) the Accumulation Value in Fixed Allocation Funds is less than the Minimum Fixed Allocation Fund Percentage, as shown in the Contract Schedule, of the total Accumulation Value in Non-Accepted Funds, we will automatically rebalance the Accumulation Value allocated to Non-Accepted Funds to restore the Minimum Fixed Allocation Fund Percentage requirement.

MGWB Rebalancing Dates are defined as the following:

(1)	Each Automatic MGWB Rebalancing Date as defined in the Contract Schedule;

(2)	The day any additional Premiums Payments are made;

(3)	The day any transfer/reallocation among Fixed Allocation Funds or Other Funds occurs, whether automatic or specifically directed by you; and

(4)	The day of any Partial Withdrawal from Fixed Allocation Funds or Other Funds.

Such rebalancing will occur, pro-rata, among Non-Accepted Funds and will be the last transaction processed on that date. No rebalancing will occur if you are entirely invested in Accepted Funds.

Lifetime Income Annuity Option

If this Rider is in Guaranteed Withdrawal Status on the Contract’s Annuity Commencement Date, you must choose one of the Annuity Options set forth in the Contract under which to begin receiving the Annuity Payments or elect to receive lifetime income payments, in lieu of any other Annuity Options available under the Contract (the “Lifetime Income Annuity Option”). If you choose one of the Annuity Options under the Contract, the amount of the Annuity Payments and any conditions imposed will be those listed in the Contract.

If the Lifetime Income Annuity Option is chosen for the life of two Active Spouses, payments are made to the person named in equal payments for as long as either Active Spouse is living. If the Lifetime Income Annuity Option is chosen for the life of only one Active Spouse, payments are made to the person named in equal payments for as long as the Active Spouse on whose life the option is based is living. The amount of such payments are based on the sex and age of the Active Spouse(s) on whose lives the payments are based, on the date the Lifetime Income Annuity Option is elected. Upon the death of the last Active Spouse on whose life the payments are based, all payments cease.

Tables of minimum payment factors (“Lifetime Income Annuity Factors”) under the Lifetime Income Annuity Option, for a single life and for joint lives, are shown below. Actual payments under the Lifetime Income Annuity Option will never be less than the greater of those derived from the Lifetime Income Annuity Factors in this Rider and those based on the MAW for the same frequency, as of the Annuity Commencement Date.

Lifetime Income Annuity Factors

Lifetime Annual Income Plan Factors for each $1,000 applied under this option calculated using the Annuity 2000 Mortality Table and 1.5% interest per annum for certain ages are shown below. Lifetime Income Plan Factors for other ages, or for joint lives with different ages, are available upon request.

Table of Income for a Single Life			Table of Income for Joint Lives
Age	Male	Female	Age	Income

55	$42.76	$39.32	Male 55, Female 55	$35.17
60	48.67	44.38	Male 60, Female 60	39.12
65	56.69	51.17	Male 65, Female 65	44.35
70	67.66	60.56	Male 70, Female 70	51.44
75	82.56	74.05	Male 75, Female 75	61.27
80	103.05	93.68	Male 80, Female 80	75.10
85	130.96	122.27	Male 85, Female 85	94.56
90	167.97	161.66	Male 90, Female 90	121.03

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AUTOMATIC PERIODIC BENEFIT STATUS

If the Contract’s Accumulation Value is reduced to zero (other than by a Partial Withdrawal exceeding the MAW) while the Rider is in Guaranteed Withdrawal Status, the status of the Rider changes to Automatic Periodic Benefit Status and the MGWB Periodic Payments (as defined below) will become payable. If the Contract’s Accumulation Value is reduced to zero by a Partial Withdrawal which exceeds the MAW, the Contract and this Rider will terminate due to the pro-rata reduction described above under the “Treatment of Partial Withdrawals” section.

When the Rider enters Automatic Periodic Benefit Status, the Contract is modified as follows:

(1)	The Contract will provide no further benefits other than as provided in this Rider;

(2)	No additional Premium Payments will be accepted; and

(3)	Any other Riders attached to the Contract shall terminate unless specified otherwise in the Rider.

After this Rider enters Automatic Periodic Benefit Status, the Contract and this Rider will terminate when the last Active Spouse dies. When this Rider is in Automatic Periodic Benefit Status, if the MAW exceeds the net Partial Withdrawals for that Contract Year, including the Partial Withdrawal that caused the Rider to enter Automatic Periodic Benefit Status, the excess of the MAW over such net Partial Withdrawals will be paid immediately to the Owner.

The MGWB Periodic Payment is an annual amount equal to the MAW in effect on the date the Rider enters Automatic Periodic Benefit Status. MGWB Periodic Payments will begin on the last day of the first full Contract Year following the date the Rider enters Automatic Periodic Benefit Status and will continue to be paid annually thereafter until the death of the last Active Spouse. However, if at the time this Rider enters Automatic Periodic Benefit Status, you are receiving systematic Partial Withdrawals under the Contract more frequently than annually, the MGWB Periodic Payments will be made at the same frequency in equal amounts such that the sum of the payments in each Contract Year will equal the annual MGWB Periodic Payment. If MGWB Periodic Payments are disbursed after the death of the last Active Spouse, but before we are notified of such death, we reserve the right to recover, and you agree to repay to us, such MGWB Periodic Payments.

MGWB CHARGE

The charge for this Rider (the “MGWB Charge”) is a percentage of the Contract’s Accumulation Value as of the date the MGWB Charge is deducted. It is deducted on each quarterly Contract Anniversary, in arrears, from the Accumulation Value in the Variable Separate Account Divisions, in the same proportion that the total Accumulation Value in each Division bears to the total Accumulation Value in the Variable Separate Account. The MGWB Charge on the Rider Date is stated in the Contract Schedule. Subject to our right to increase the charge only if the MGWB Reset Option is exercised, charges for this rider will not exceed the MGWB Charge in effect on the Rider Date.

If the Contract to which this Rider is attached is terminated by surrender, cancellation or application of the Contract’s Accumulation Value to an Annuity Option, the MGWB Charge for that portion of the current quarter completed will be deducted from the Contract’s Accumulation Value prior to termination of the Contract.

The MGWB Charge for this Rider will continue to be assessed so long as this Rider is in effect, unless the Rider enters Automatic Periodic Benefit Status.

CHANGE OF BENEFICIARY OR DEATH OR CHANGE OF OWNER

Change of Beneficiary

You may change a designated Beneficiary at any time. However, you must provide us notice at our Customer Service Center in a form satisfactory to us. If an Active Spouse who is not also a joint Owner is removed as the sole primary Beneficiary, the change will result in such Active Spouse no longer being

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classified as an Active Spouse. In such a case, this Rider will continue until the death of the remaining Active Spouse.

Death of Owner

If this Rider is in Guaranteed Withdrawal Status and upon proof of death of an Owner, the deceased Owner’s surviving spouse may continue the Contract as his or her own, as provided in the Contract. If the surviving spouse elects to continue the Contract, this Rider also continues, provided that both of the following conditions are met:

(1)	The surviving spouse is an Active Spouse; and

(2)	The surviving spouse becomes the Annuitant and sole Owner.

There will be no interruption of Rider benefits or charges when the preceding conditions are met and spousal continuation of this Rider occurs.

If this Rider is in the Growth Phase at the time of spousal continuation meeting the preceding conditions, the Rider continues in the Growth Phase and the MGWB Base will be increased to equal the Contract’s Accumulation Value, if greater.

If this Rider is in the Withdrawal Phase at the time of spousal continuation meeting the preceding conditions, on the date that Contract’s Accumulation Value is increased to be equal to the applicable Death Benefit under the Contract, the MAW will be re-determined to equal the greater of (1) and (2), where:

This re-determination of the MAW is not considered an exercise of the MGWB Reset Option.

This Rider will terminate upon death of the last Active Spouse. This Rider will terminate upon proof of death of an Owner if spousal continuation is not possible. If spousal continuation is possible, but the surviving spouse chooses not to continue the Contract, this Rider will terminate when we receive notice at our Customer Service Center, in a form satisfactory to us, that an alternative distribution option has been chosen.

Change of Owner

Any change in Ownership will cause this Rider to terminate and no benefits under this Rider will thereafter be payable, except for the following specifically allowed transactions:

Note that (3), and (7) above may result in an Active Spouse losing status as an Active Spouse, as detailed in the above sections.

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RIDER TERMINATION

This Rider may not be cancelled by you unless the Contract is terminated, other than as described in the “Guaranteed Withdrawal Status,” “Death of Owner,” or “Change of Owner” sections.

This Rider has no surrender value or other non-forfeiture benefits upon termination.

MISSTATEMENT OF AGE, SEX, OR MARITAL STATUS

If the age, sex, or marital status used in determining any benefits provided by this Rider have been misstated, the amounts payable or benefits provided will be those that this Rider would have provided at the correct age, sex, or marital status. We reserve the right to recover, and you agree to repay to us, the amounts overpaid. We also reserve the right, alternatively, to recoup the amounts overpaid by reducing the MAW, future MGWB Periodic Payments, future Lifetime Income Payments, or future Annuity Payments under an Annuity Option.

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